Exhibit 99.1

DATASEA ANNOUNCES CLOSING OF $8.48 MILLION

REGISTERED DIRECT OFFERING

BEIJING, China, July 22, 2021 -- Datasea Inc. (NASDAQ: DTSS) (“Datasea”), a technology company engaged in providing smart security solutions, smart hardware and education-related technologies in China, announced today that it has closed a registered direct offering with certain institutional investors of 2,436,904 shares of its common stock at a purchase price of $3.48 per share for the gross proceeds of approximately $8.48 million, before payment of commissions and expenses. In a concurrent private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase 0.45 of a share of common stock. The warrants have an exercise price of $4.48 per share, are exercisable on the date of issuance, and expire two and one-half years from the date of issuance.

The Company plans to use the net proceeds of approximately $7.6 million from this offering for general corporate and working capital purposes and repayment of debt.

FT Global Capital, Inc. acted as the exclusive placement agent for the offerings.

Schiff Hardin LLP acted as counsel to the Company and Sheppard, Mullin, Richter & Hampton LLP acted as counsel to the Placement Agent in connection with the placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Datasea Inc.

Datasea is a technology company in China engaged in providing smart security solutions, smart hardware and developing education-related technologies. Datasea leverages its proprietary technologies, intellectual property, innovative products and market intelligence to provide comprehensive and optimized security solutions and education related technologies to its clients. Datasea has been certified as one of the High Tech Enterprises (jointly issued by the Beijing Science and Technology Commission, Beijing Finance Bureau, Beijing State Taxation Bureau and Beijing Local Taxation Bureau) and one of the Zhongguancun High Tech Enterprises (issued by the Zhongguancun Science Park Administrative Committee) in recognition of the company’s achievement in high technology products. For additional company information, please visit: www.dataseainc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, “target”, “going forward”, “outlook,” “objective” and similar terms. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Investor and Media Contact:

International Elite Capital Inc.

Vicky Chueng

Telephone:+1(646)866-7989

Email: datasea@iecapitalusa.com